UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017 (February 17, 2017)

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800 Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-534-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

New Revolving Credit Facility

On February 17, 2017, Resolute Energy Corporation (the “Company”) entered into the Third Amended and Restated Credit Agreement with a syndicate of banks led by Bank of Montreal, as Administrative Agent, Capital One, National Association, as syndication agent, and Barclays Bank PLC, ING Capital LLC and SunTrust Bank, as co-documentation agents (the “Revolving Credit Facility”).  In connection with entering into the Revolving Credit Facility, the Company repaid all amounts outstanding under the Second Amended and Restated Credit Agreement, dated as of April 15, 2015, by and among Resolute Energy Corporation, as Borrower, certain subsidiaries of Resolute Energy Corporation, as Guarantors, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto, as amended, and terminated that agreement.

The Revolving Credit Facility is guaranteed by all of our subsidiaries and is collateralized by substantially all of the assets of the Company’s Aneth Field and Delaware Basin assets held by Resolute Aneth, LLC and Resolute Natural Resources Southwest, LLC, which are wholly-owned subsidiaries of the Company.

The Revolving Credit Facility specifies a maximum borrowing base as determined by the lenders in their sole discretion, which has initially been set at $150 million. The borrowing base is re-determined semi-annually, and the amount available for borrowing under the Revolving Credit Facility could be increased or decreased as a result of such redeterminations. Under certain circumstances, either the Company or the lenders may request an interim redetermination of the borrowing base. The Revolving Credit Facility matures in February 2021, unless there is an earlier maturity of material Company indebtedness.

Each borrowing under the Revolving Credit Facility accrues interest at either (a) the London Interbank Offered Rate (“LIBOR”), plus a margin that ranges from 3.0% to 4.0% or (b) the Alternate Base Rate defined as the greater of (i) the Administrative Agent’s Prime Rate (ii) the Federal Funds Effective Rate plus 0.5% or (iii) an adjusted LIBOR, plus a margin for the Alternate Base Rate that ranges from 2.0% to 3.0%.  Each such margin is based on the level of utilization under the borrowing base.

The Revolving Credit Facility includes covenants that require, among other things, that Resolute maintains a ratio of current assets to current liabilities of no less than 1.0 to 1.0 and a ratio of funded debt to EBITDA of no more than 4.0 to 1.0.  The Revolving Credit Facility prohibits us from entering into derivative arrangements for more than (i) 85% of our anticipated production from proved properties in the next two years and (ii) the greater of 75% of our anticipated production from proved properties or 85% of our production from projected proved developed producing properties after such two year period (not to exceed a term of 60 months for any such derivative arrangement).  The Revolving Credit Facility also includes customary additional terms and covenants that place limitations on certain types of activities, the payment of dividends, and that require satisfaction of certain financial tests.

The foregoing summary of the Revolving Credit Facility is qualified in its entirety by reference to the copy of the Third Amended and Restated Credit Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1

Third Amended and Restated Credit Agreement, dated as of February 17, 2017, by and among Resolute Energy Corporation, as Borrower, certain subsidiaries of Resolute Energy Corporation, as Guarantors, Bank of Montreal, as Administrative Agent, and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2017	RESOLUTE ENERGY CORPORATION

	By:	/s/ James M. Piccone
James M. Piccone
President

EXHIBIT INDEX

Exhibit No.	Description

10.1

Third Amended and Restated Credit Agreement, dated as of February 17, 2017, by and among Resolute Energy Corporation, as Borrower, certain subsidiaries of Resolute Energy Corporation, as Guarantors, Bank of Montreal, as Administrative Agent, and the Lenders party thereto.